Exhibit 99.1

Press / Investor Contact:

Bonnie Ortega

Director, Investor/Public Relations

Cardium Therapeutics, Inc.

Tel: (858) 436-1018

Email: InvestorRelations@cardiumthx.com

CARDIUM PRESENTS FIRST QUARTER 2012 FINANCIAL RESULTS

AND RECENT DEVELOPMENTS

SAN DIEGO, CA – May 15, 2012 – Cardium Therapeutics (NYSE Amex: CXM) today presented its financial results for the first quarter ended March 31, 2012, and other recent developments.

In addition to the announcement of first quarter 2012 financial results, Cardium reported its goals for 2012, which were outlined in the year-end report, and include (1) plans to advance commercialization of its new Excellagen® advanced, physician-use wound care product through strategic partners in the U.S., as well as internationally; (2) develop new product extensions based on Excellagen’s formulated collagen product platform for additional wound healing applications; (3) advance of its ASPIRE Generx® clinical study at leading medical centers in the Russian Federation for patients with advanced coronary disease; (4) introduce additional product line extensions and broaden national distribution of the Company’s MedPodium® healthy lifestyle product platform; and (5) continue to identify and evaluate businesses, product opportunities and technologies for potential acquisition on favorable economic terms consistent with the Company’s long-term business strategy.

First Quarter 2012 Financial Highlights

The Company’s research and development costs for the three months ended March 31, 2012 totaled $1.2 million and selling, general and administrative expenses were $1.5 million, compared to $492,000 and $1.3 million, respectively, for the same period last year. The increase in expenses related to development costs associated with testing and validation of our Excellagen product, the initiation of the Generx ASPIRE study, and marketing efforts for the new FDA-cleared Excellagen product and the MedPodium Nutra-Apps® product line. Revenue for the three months ended March 31, 2012 totaled $20,000 and was generated from the initial distribution of MedPodium Nutra-Apps products.

For the first quarter ended March 31, 2012, the Company reported a loss from operations of $2.7 million, compared to a loss from operations of $1.8 million for the same period in 2011. The increase in net cash used in operating activities was due primarily to testing and validation costs for the initial inventory of the Company’s Excellagen product. For the first quarter ended March 31, 2012, the Company reported a net loss of $2.6 million, or $(0.02) per share, compared to a net loss of $1.7 million, or $(0.02) per share for the same period in 2011. As of March 31, 2012, the Company had a total of $9.1 million in cash compared to $4.7 million at the end of December 31, 2011. As of March 31, 2012, 119.6 million shares of Cardium’s common stock were outstanding.

Excellagen Commercialization Plans

In the first quarter 2012, the Company announced the U.S. introduction of Excellagen and a logistics and cold chain agreement with Smith Medical Partners. Cardium’s new and unique Excellagen product is a high molecular weight, sterile, professional use, Type-I bovine collagen topical gel supplied in ready-to-use, prefilled, single-use syringes. Cardium received FDA 510(k) clearance for marketing and sales in the U.S. of its Excellagen professional-use, sterile, syringe-based wound care product for the management of diabetic foot ulcers, pressure ulcers and other dermal wounds in fourth quarter 2011. Excellagen is intended for physician use following debridement procedures, and is engineered to support a favorable wound healing environment for non-healing lower extremity ulcers in diabetic patients. Excellagen’s viscosity optimized biocompatible gel formulation requires application at only one or two week intervals. It is recommended that Excellagen be applied following debridement in the presence of blood cells and platelets, which are involved with the release of endogenous growth factors. Cardium’s market research indicates that physicians seek easy-to-use products to reduce preparation time and facilitate product application, and Excellagen’s syringe-based collagen gel requires no thawing or mixing. Because of its specialized formulation, only a thin layer needs to be applied over the wound area, and one syringe containing 0.5 cc of Excellagen covers wounds up to 5 cm2 in size using the supplied 24-gauge sterile, single-use flexible applicator tip. To learn more about Excellagen and for product ordering information, please visit http://www.excellagen.com and view the informational video, Excellagen: A New Wound Care Pathway for Diabetic Foot Ulcers, at http://www.youtube.com/watch?v=D2GYCYc_8JE.

Consistent with Cardium’s business strategy (and similar to the business strategy for the Company’s InnerCool operating unit, which was sold to Philips Electronics), Cardium does not plan to establish an extensive sales force, but rather, following Excellagen’s initial market introduction, to look to strategic commercialization partners with existing sales and marketing forces in the U.S., as well as internationally. In line with this strategy, during first quarter 2012, the Company announced an agreement for the sale and distribution of Excellagen in South Korea, which represents the first of what Cardium plans to be a series of marketing and distribution agreements with commercialization partners in the U.S. and other markets. Initial market introduction includes educating physicians and wound care clinics about Excellagen through direct mailing, advertising in trade publications, building a network of key opinion leaders, web outreach to both physicians and patients, and exhibiting at medical trade shows. During the first quarter, the Company exhibited Excellagen at the APWCA (American Professional Wound Care Association) 2012 Meeting and this month exhibited Excellagen at the SAWC Symposium on Advanced Wound Care Meeting in Atlanta, GA.

Generx Commercial Development Plans

During first quarter 2012, Cardium announced the initiation of the ASPIRE Phase 3 registration study to evaluate the therapeutic effects of its lead product candidate, Generx (Ad5FGF-4) in patients with myocardial ischemia due to coronary artery disease. The ASPIRE study, a 100-patient, randomized and controlled multi-center study to be conducted at up to six leading cardiology centers in the Russian Federation, is designed to further evaluate the safety and effectiveness of Cardium’s Generx DNA-based angiogenic product candidate, which has already been tested in clinical studies involving 650 patients at more than one hundred medical centers in the U.S., Europe and elsewhere. The efficacy of Generx will be quantitatively assessed using rest and stress SPECT myocardial imaging (Single-Photon Emission Computed Tomography) to sensitively measure improvements in microvascular cardiac perfusion following a one-time, non-surgical, catheter-based administration of Generx. The Russian Health Authority has assigned Generx the therapeutic drug trade name of Cardionovo™ for marketing and sales in Russia. Additional information about the Generx ASPIRE study is available at http://clinicaltrials.gov/ct2/show/NCT01550614?term=cardium&rank=1.

Preclinical research conducted at Emory University provides further support for the apparent safety and effectiveness of Generx as a potential one-time non-surgical approach to the treatment of coronary heart disease. This important study demonstrated that induced transient ischemia, using a standard angioplasty balloon catheter, combined with the intracoronary co-infusion of nitroglycerin, substantially enhanced adenovector-mediated gene expression in the heart. Use of these newly applied gene transfer techniques increased the efficiency of gene transfer in preclinical studies by more than two orders of magnitude (p<0.001). These findings have been incorporated into the protocol for the ASPIRE study and the new data underscore the expected benefit of Cardium’s improved adenovector administration methods. Use of combined non-surgical, percutaneous balloon catheter-based delivery with transiently-induced ischemia and nitroglycerin to enhance uptake is expected to lead to improved microvascular circulation in the heart. By increasing gene transfer efficiency, this modified delivery approach allows maximizing targeted expression of FGF-4 protein within the ischemic heart of all treated patients, where the resulting angiogenesis or blood vessel growth can bring about improved blood flow. Traditional interventional approaches such as coronary artery bypass surgery (CABG) or angioplasty and stenting (PCI), not only require invasive and costly surgical procedures but they can only directly target selected vulnerable spots in larger vessels that are susceptible to treatment and reachable through mechanical intervention.

Additional information about Generx and the ASPIRE study is available in a Company presentation titled, Generx Angiogenic Therapy: Regenerative Medicine for Interventional Cardiology, at http://phx.corporate-ir.net/phoenix.zhtml?c=77949&p=irol-presentations and by viewing, “Cardium Generx Cardio-Chant” at http://www.youtube.com/watch?v=pjUndFhJkjM.

MedPodium’s Healthy Lifestyle Brand

During first quarter 2012, Cardium partnered with Nutritional Productions International (NPI) and InHealth Media to market the MedPodium brand and distribute Nutra-Apps products to retail and online outlets across the U.S. MedPodium’s Neo-Energy® is a dietary supplement capsule that provides a customized blend of natural caffeine, green tea leaf extract and Vitamin B3 (Niacin). Each of Neo-Energy’s small, easy-to-use capsules provides an amount of caffeine comparable to commonly-sold energy shots or a premium coffee, or multiple cans (about 20 ounces) of various energy drinks. A pocket-sized pack containing four Neo-Energy capsules will be sold for approximately the same retail price as a single liquid energy shot or beverage. In addition, Neo-Energy capsules have no sugar, no calories, and no aftertaste as commonly found in various drinks.*

MedPodium’s new Neo-Carb Bloc® is a dietary supplement that features a custom formulation of maximum strength Phase 2™, a white kidney bean extract that has been clinically studied and shown to reduce the enzymatic digestion of dietary starches contained in many carbohydrate-rich foods such as pastas, rice, crackers, breads, pastries, potato chips, and donuts.*

Sold in convenient, pocket-sized packages of two small, easy-use capsules, Neo-Carb Bloc is designed to selectively reduce the uptake of the types of carbohydrates found in many starchy foods, without blocking the absorption of “good” simple carbohydrates such as those derived from vegetables and whole grains.* For information about MedPodium’s healthy lifestyle products, please visit www.medpodium.com. A new Nutra-Apps video, “Nutra-Apps: Fuel your Lifestyle”, is at http://www.youtube.com/watch?v=BtGqfI0Vfvs.

Financial Highlights

In first quarter 2012, Cardium reported that it had received notice from NYSE Regulation that the Company is now considered to have resolved the listing deficiencies referenced in the NYSE Amex LLC’s letter dated November 26, 2010, as previously reported, and that it had regained compliance with the corresponding requirements of the Exchange. The Exchange indicated that as with all listed issuers, the Company’s continued listing eligibility will continue to be assessed on an ongoing basis and that the Company is subject to the provisions of Section 1009(h) of the NYSE Amex Company Guide, which may be accessed at www.nyse.com/regulation.

During first quarter 2012, the Company completed a registered direct equity financing with three institutional and accredited investors for net proceeds of approximately $4.5 million, after deducting placement agent’s fees and estimated offering expenses. The investors purchased an aggregate of 17.9 million shares of the Company’s common stock for a price of $0.28 per share with no warrant coverage. In addition, during the first quarter, the Company sold 5.2 million shares of common stock in at-the-market transactions for net proceeds of $1.9 million. Under the terms of the Securities Purchase Agreement dated February 12, 2012, Cardium cannot issue common stock for cash consideration involving a variable rate transaction or issue common stock under its at-the-market sales agreement with Brinson Patrick Securities for a period of six months from the date of the agreement or until the date which our average stock price has exceeded $0.40 for 20 consecutive trading days.

About Cardium

Cardium is a health sciences and regenerative medicine company focused on the acquisition and strategic development of new and innovative bio-medical product opportunities and businesses with the potential to address significant unmet medical needs that have definable pathways to commercialization, partnering and other economic monetizations. Cardium’s current medical opportunities portfolio, which is focused on health sciences and regenerative medicine, includes the Tissue Repair Company, Cardium Biologics, and the Company’s in-house MedPodium Health Sciences healthy lifestyle product platform. The Company’s lead commercial product Excellagen™ topical gel for wound care management recently received FDA clearance for marketing and sale in the United States. Cardium’s lead clinical development product candidate Generx® is a DNA-based angiogenic biologic intended for the treatment of patients with myocardial ischemia due to coronary artery disease. In addition, consistent with its capital-efficient business model, Cardium continues to actively evaluate new technologies and business opportunities. In July 2009, Cardium completed the sale of its InnerCool Therapies medical device business to Royal Philips Electronics, the first asset monetization from the Company’s biomedical investment portfolio. News from Cardium is located at www.cardiumthx.com.

Forward-Looking Statements

Except for statements of historical fact, the matters discussed in this press release are forward looking and reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond our control and may cause actual results to differ materially from expectations. For example, there can be no assurance that results or trends observed in one clinical study or procedure will be reproduced in subsequent studies or in actual use; that new clinical studies will be successful or will lead to approvals or clearances from health regulatory authorities, or that approvals in one jurisdiction will help to support studies or approvals elsewhere; that the company can attract suitable commercialization partners for our products or that we or partners can successfully commercialize them; that our product or product candidates will not be unfavorably compared to competitive products that may be regarded as safer, more effective, easier to use or less expensive or blocked by third party proprietary rights or other means; that the products and product candidates referred to in this report or in our other reports will be successfully commercialized or will enhance our market value; that new product opportunities or commercialization efforts will be successfully established; that third parties on whom we depend will perform as anticipated; that we can raise sufficient capital from partnering, monetization or other fundraising transactions to maintain our stock exchange listing or adequately fund ongoing operations; or that we will not be adversely affected by these or other risks and uncertainties that could impact our operations, business or other matters, as described in more detail in our filings with the Securities and Exchange Commission. We undertake no obligation to release publicly the results of any revisions to these forward-looking statements to reflect events or circumstances arising after the date hereof.

Copyright 2012 Cardium Therapeutics, Inc. All rights reserved.

For Terms of Use Privacy Policy, please visit www.cardiumthx.com.

Cardium Therapeutics™, Generx®, Cardionovo™, Tissue Repair™, Gene Activated Matrix™, GAM™, Excellagen™, Excellarate™, Osteorate™, MedPodium™, Appexium™, Linée™, Alena™, Cerex™, D-Sorb™, Neo-Energy®, Neo-Carb Bloc®, Neo-Chill™, and Nutra-Apps® are trademarks of Cardium Therapeutics, Inc. or Tissue Repair Company.

*Note: These statements have not been evaluated by the Food and Drug Administration. This product is not intended to diagnose, treat, cure or prevent any disease.

- Continued -

Cardium Therapeutics, Inc.

Selected Condensed Consolidated Results of Operations

As of March 31, 2012

	Three Months Ended March 31,
	2012	2011
Revenues	$20,478	$—
Cost of goods sold	5,455	—

Gross profit	15,023	—

Research and development	(1,164,599)	(491,574)
Selling, general and administrative	(1,509,761)	(1,287,885)

Loss from operations	(2,659,337)	(1,779,459)

Interest income (expense), net	1,144	2,649
Change in fair value of derivative liabilities	64,157	88,170

Net loss	$(2,594,036)	$(1,688,640)

Net loss per common share – basic and diluted	$(0.02)	$(0.02)

Weighted average common shares outstanding – basic and diluted	109,279,152	83,097,967

Selected Condensed Consolidated Balance Sheet Data

	March 31, 2012	December 31, 2011
Cash and cash equivalents	$9,070,522	$4,721,279

Restricted cash	50,000	200,000
Accounts receivable	17,546	—
Inventory	521,657	434,130
Prepaid expenses and other current assets	111,266	68,204
Property and equipment, net	111,701	135,581
Other long-term assets	1,910,433	1,944,035

Total assets	$11,793,125	$7,503,229

Accounts payable and accrued liabilities	$1,690,399	$1,214,480
Derivative liabilities	—	85,506
Long-term liabilities	105,353	118,313

Total liabilities	1,795,752	1,418,299

Stockholder’s equity	9,997,373	6,084,930

Total liabilities and stockholder’s equity	$11,793,125	$7,503,299

Cardium Therapeutics, Inc.

Reconciliation of Non-GAAP Measure

As of March 31, 2012

	Three Months Ended March 31,
	2012	2011

Net Loss	$(2,594,036)	$(1,688,640)
Add (subtract)
Stock-based compensation expense	43,239	33,915
Change in fair value of derivative liabilities	(64,157)	(88,170)

Non-GAAP net loss	$(2,614,954)	$(1,742,895)

Non-GAAP net loss per common share – basic and diluted	$(0.02)	$(0.02)

Weighted average common shares outstanding – basic and diluted	109,279,152	83,097,967

Non-GAAP Financial Measure

To supplement our condensed consolidated financial statements, which statements are prepared and presented in accordance with accounting principles generally accepted in the United States of America (GAAP), we use a non-GAAP financial measure called non-GAAP earnings or loss per share. We define non-GAAP earnings or loss per share as net income or loss not including the impact of non-cash items: stock-based compensation, change in fair value of derivative liabilities and gain on exchange of warrants.

It should be noted that basic and diluted weighted average shares are determined on a GAAP basis and the resulting share count is used for computing both GAAP and non-GAAP basic and diluted earnings per share.

With the adoption of ASC 815 and its very substantial impact on our total liabilities including certain non-cash derivative liabilities and corresponding reported net gains and losses arising from changes in the underlying market value of our common stock, we believe that non-GAAP earnings or loss per share provides meaningful supplemental information regarding our performance by excluding certain expenses that may not be indicative of the core business operating results and may help in comparing current-period results with those of prior periods as well as with our peers. We present this information to investors as an additional tool for evaluating our financial results in a manner that reflects ongoing operations and facilitates comparisons with operating results from prior periods. The presentation of this additional non-GAAP information is intended to provide investors with additional incremental tools for their review of our results and is not meant to be considered in isolation or as a substitute for financial information presented in accordance with GAAP.